Exhibit 5

MOORE, COCKRELL, GOICOECHEA & JOHNSON, P.C.

Mikel L. Moore
[Also Admitted in Arizona]		145 Commons Loop, Ste. 200
Dale R. Cockrell		Kalispell, MT 59901
[Also Admitted in South
Dakota and Colorado]		●
Sean P. Goicoechea
Jay T. Johnson		P.O. Box 7370
Jinnifer Jeresek Mariman	November 15, 2017	Kalispell, MT 59904-0370
[Also Admitted in Oregon]
Christopher C. Di Lorenzo		●
[Also Admitted in Colorado]
Katherine A. Matic		Office: (406) 751-6000
Thomas A. Hollo		Fax: (406) 756-6522
[Also Admitted in Massachusetts
And New Hampshire]

The Board of Directors

Glacier Bancorp, Inc.

49 Commons Loop

Kalispell, Montana 59901

Re:	Legal Opinion Regarding Validity of Securities Offered

Ladies and Gentlemen:

We have acted as special counsel to Glacier Bancorp, Inc., a Montana corporation (“Glacier”), in connection with Glacier’s registration under the Securities Act of 1933, as amended (the “Act”), of up to 5,120,000 shares of Glacier common stock, $0.01 par value per share (the “Shares”), to be issued in accordance with the Plan and Agreement of Merger Among Glacier Bancorp, Inc., Glacier Bank, Inter-Mountain Bancorp., Inc., and First Security Bank dated as of October 26, 2107 (the “Merger Agreement”).

In connection with the Shares that will be issued under the Merger Agreement, we have examined the following: (i) Glacier’s Articles of Incorporation, as amended; (ii) Glacier’s Bylaws, as amended; (iii) the Merger Agreement; (iv) the Registration Statement on Form S-4 to be filed by Glacier with the Securities and Exchange Commission (the “Registration Statement”); (v) resolutions adopted by the Board of Directors of Glacier (“Board of Directors”) relating to the authorization and approval of the Merger Agreement and the registration of the Shares under the Registration Statement; and (vi) such other documents as we have deemed necessary to form the opinion expressed below. We have assumed that the documents reviewed and relied upon in giving the opinion expressed below are true and correct copies of the documents and the signatures on such documents are genuine. As to various questions of fact material to such opinion, where relevant facts were not independently established, we have relied upon statements of officers of Glacier or representations of Glacier contained in the Merger Agreement. We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in the documents listed above or otherwise made known to us.

November 15, 2017

Our opinion assumes that the Shares are issued in accordance with the terms of the Merger Agreement after the Registration Statement has become effective under the Act.

Based upon and relying solely upon the foregoing, we advise you that in our opinion, the Shares, or any portion thereof, when issued pursuant to and in accordance with the Merger Agreement, after the Registration Statement has become effective under the Act, will be validly issued under the laws of the State of Montana and will be fully paid and non-assessable.

The opinion set forth herein is made as of the date hereof. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion letter is limited to the application of the laws of the State of Montana and we express no opinion as to the laws of any other jurisdictions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the legal reference to this firm under the caption “Certain Legal Matters” as having passed upon the validity of the Shares. In giving such consent, we do not thereby admit that we are experts within the meaning of the Act.

Sincerely,

MOORE, COCKRELL, GOICOECHEA &

JOHNSON, P.C.